                                                                 EXHIBIT 4(F)(9)

                               AMENDMENT NO. 3 TO
                               SECURITY AGREEMENT


          AMENDMENT NO.3 TO SECURITY AGREEMENT (this "Amendment"), dated as of December 15, 1999, among KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as a secured party (together with its successors and assigns, the "Company"), CAC FUNDING CORP., a Nevada corporation, as debtor (together with its successors and assigns, the "Debtor"), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation, individually and as servicer (together with its successors and assigns, the "Servicer"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as collateral agent (together with its successors and assigns in such capacity, the "Collateral Agent"), amending that certain Security Agreement (as amended to the date hereof, the "Security Agreement"), dated as of July 7, 1998, between the Company, the Debtor, the Servicer and Bank of America (known under the Security Agreement as "NationsBank, N.A."), individually and as Collateral Agent.

          WHEREAS, on the terms and conditions set forth herein, the parties to the Security Agreement wish to amend the Security Agreement as provided herein.

          NOW, THEREFORE, the parties hereby agree as follows:

          SECTION 1. Defined Terms. As used in this Amendment capitalized terms have the same meanings assigned thereto in the Security Agreement.

          SECTION 2. Amendment of Certain Terms.

     (1) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Required Reserve Account Balance" and replacing it with the following:

          "Required Reserve Account Balance" shall mean an amount equal to the sum of (A) the product of (i) 1.45% and (ii) the Net Investment related to the Initial Funding (after application of funds pursuant to Section 5.1 on the related Remittance Date), (B) the product of (i) 1.00% and (ii) the Net Investment related to the sum of all Subsequent Fundings (after application of funds pursuant to Section 5.1 on the related Remittance Date), and (C) the Supplemental Reserve Requirement."
     (2) Section 1.1 of the Security Agreement is hereby amended by deleting the word "and" appearing before clause (d) of the definition of "Servicer Event of Default" and by adding the following to the end of such definition:

          ", (e) on a Consolidated basis, the Servicer's Consolidated Tangible Net Worth is less than $205,000,000, plus the sum of (i) 75% of Consolidated Net Income for each fiscal quarter of the Servicer (A) beginning on or after January 1, 2000, (B) ending on or before the applicable date of determination thereof, and (C) for which Consolidated Net Income as determined above is a positive amount, and (ii) the Equity Offering Adjustment, or (f) on a Consolidated basis, at the end of any fiscal quarter, the Fixed Charge Coverage Ratio is less than 1.75 to 1.0."

     (3) Section 1.1 of the Security Agreement is hereby amended by inserting the following parenthetical before the period at the end of the definition of "Collections":

          "(including any additional amounts received from pools of contracts for a given Dealer pursuant to a Dealer Agreement which are applied to reduce the balance of the Loans)".

     (4) Section 1.1 of the Security Agreement is hereby amended by inserting the following definition after the definition of "Company":

          "Consolidated Income Available for Fixed Charges" shall mean, for any period, the sum of (i) Consolidated Net Income, plus (ii) the aggregate amount of income taxes, depreciation, amortization and Consolidated Fixed Charges (to the extent, and only to the extent, that such aggregate amount was reflected in the computation of Consolidated Net Income for such period), determined on a Consolidated basis for such Persons in accordance with generally accepted accounting principles. "

     (5) Section 1.1 of the Security Agreement is hereby amended by inserting the following definition after the definition of "Consolidated Interest Expense":

          "Consolidated Tangible Net Worth" shall mean the total preferred shareholders' investment and common shareholders' investment (common stock, paid-in-capital and retained earnings) as computed under generally accepted accounting principles, less assets properly classified as intangible assets according to generally accepted accounting principles."

     (6) Section 1.1 of the Security Agreement is hereby amended by inserting the following definition after the definition of "Successor Servicer":

          "Supplemental Reserve Requirement" shall mean an amount equal to (i) as of December 15, 1999 through February 14, 2000, $800,000; (ii) as of February 14, 2000 and any date thereafter, provided that the Net Investment related to the Subsequent Funding taking place on December 15, 1999 is equal to or less than $43,500,000, $0."

     (7) Section 1.1 of the Security Agreement is hereby amended by inserting the following definition after the definition of "Standard & Poor's":

          "Structuring Agent" shall mean Banc of America Securities LLC.

     (8) Section 5.3 of the Security Agreement is hereby amended by inserting the following before the period at the end of paragraph (b) thereof:

          ";provided, that any such excess amounts attributable to a decrease in the Supplemental Reserve Requirement shall be paid to the Structuring Agent by wire transfer in immediately available funds to: Account # 1093601650000; ABA # 053000196: Reference:CAC Reserve Release."

     (9) Article I of the Security Agreement is hereby amended by inserting the following section at the end thereof

          "SECTION 1.2 Additional Definitions. The following definitions shall have the meanings assigned thereto in that certain Third Amended and Restated Credit Agreement, dated as of June 15, 1999, between Credit Acceptance Corporation, Comerica Bank, as administrative agent and collateral agent, NationsBank, N.A., as syndication agent and Banc of America Securities LLC, as sole lead arranger and sole book manager, as amended to the date hereof: Consolidated; Consolidated Fixed Charges; Consolidated Net Income; Equity Offering Adjustment; and Fixed Charge Coverage Ratio.".

          SECTION 3. Representations and Warranties.

     (a) The Debtor hereby makes to the Collateral Agent, the Company and the Bank Investors, on and as of the date hereof, all of the representations and warranties set forth in Sections 3.1 and 3.2 of the Security Agreement, except that to the extent that any of such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct as of such earlier date.

          SECTION 4. Effectiveness. This Amendment shall become effective on the date hereof.

          SECTION 5. Costs and Expenses. The Debtor shall pay all of the Company's, the Bank Investors' and the Collateral Agent's cost and expenses (including out of pocket expenses and reasonable attorneys fees and disbursements) incurred by them in connection with the preparation, execution and delivery of this Amendment.

          SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          SECTION 7. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 8. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          SECTION 9. Ratification. Except as expressly affected by the provisions hereof, the Security Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Security Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Security Agreement as amended by this Amendment.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 to the Security Agreement as of the date first written above.

                              CAC FUNDING CORP., as Debtor

                              By: /S/ Douglas W. Busk
                                 ------------------------------------
                                 Name: Douglas W. Busk
                                 Title: Vice President-Finance

                              CREDIT ACCEPTANCE CORPORATION,
                              Individually and as Servicer

                              By: /S/ Douglas W. Busk
                                 ------------------------------------
                                 Name: Douglas W. Busk
                                 Title: Vice President-Finance

                              KITTY HAWK FUNDING CORPORATION,
                               as Company

                              By: /S/ Richard L Taiano
                                 ------------------------------------
                                 Name: Richard L Taiano
                                 Title: Vice President

                              BANK OF AMERICA, N.A., Individually and
                               as Collateral Agent

                              By: /S/ Brian D Krum
                                 ------------------------------------
                                 Name: Brian D. Krum
                                 Title: Vice President